Exhibit 10.4

Distribution Agreement

This Agreement is made on the 18th day of March 2014.

BETWEEN

1)	Axxess Pharma Canada Inc. whose registered office is situated at 2681 Eglinton Ave West, Toronto, Ontario M6M 1T8, Canada (hereinafter referred to as “AXXESS”)

- and-

2)	Hard Core Beverages LLC. whose registered office is situated at P.O. Box 4664 Robina Town Centre | QLD | 4230 Australia (hereinafter referred to as “HCB”)

WHEREAS:

1.	AXXESS is the owner of a world-wide exclusive license to manufacture distribute and sell various products under the TapouT label, including topical and oral pain relief, vitamins & Minerals and nutritional supplements for human use.

2.	HCB is a distributor of TapouT-branded beverages in certain Australasian territories.

3.	AXXESS wishes to appoint HCB as its exclusive distributor of certain TapouT-branded products defined in Appendix “A” , as hereinafter defined, in the territories defined in Appendix “B”.

4.	HCB desires to market, sell and distribute such Products on behalf of AXXESS in the territories listed in Appendix “B”.

NOW THEREFORE, AXXESS and HCB hereby agree as follows:

1.0	Operative Provisions:

1.1	Definitions:

In this Agreement, unless the context otherwise requires, the following terms or expressions shall have the following meaning;

1.2	“Adverse Reactions” shall mean the suspected or alleged adverse reactions to the Product.

1.3	“Products” shall mean those stipulated in Appendix “A” (as may be amended pursuant to the terms and conditions of this Agreement).

1.4	“Territory” shall mean the countries listed in Appendix “B”

1.5	“Force Majeure” shall mean circumstances beyond the reasonable control of the Party affected thereby which prevent that Party from performing some or all of its obligations hereunder, including without limitation the following circumstances, fire, flood, accidents, war, commotion, riot, acts of God or any unlawful governmental authority.

1.6	“Intellectual Property” shall mean any patent, copyright, trade name, trademark, registered design or unregistered design right and any application for any of the foregoing, any right in respect of confidential information and any other intellectual property rights.

1.7	“Know-how” shall mean all technical data and information, however stored or presented, with regard to the Products provided by AXXESS and HCB, including any other confidential information which has been or shall be during the term of this Agreement disclosed by either Party to the other Party, pursuant to this Agreement.

1.8	“Party” or “Parties” shall mean the parties to this Agreement.

2.0	Appointment of Distributor and Term:

2.1	AXXESS hereby grants to HCB the exclusive right, license and privilege to distribute the Products for sale in the Territory.

2.2	HCB agrees to use commercially reasonable efforts consistent with industry standards to distribute the Products in the Territory.

2.3	HCB shall be entitled to describe itself as Axxess’s ‘Authorised Distributor’ for the Products in its Territory (as set out in Appendix “B”).

2.4	This Agreement is effective as from the date executed by the parties (the “Effective Date”) and shall remain in force for a period of five (5) years following the date upon which HCB receives regulatory approval to distribute the Products in its Territory (the “Term”) unless otherwise terminated in accordance with the terms of this Agreement. The Parties agree that this Agreement shall automatically terminate at the end of the Term unless notice of renewal for a further term of Five (5) years is delivered by either Party at least six (6) months prior to the end of the Term, and the other Party agrees in writing to such renewal.

2.5	In the event that HCB fails to obtain regulatory approval to distribute the Products in its Territory within One (1) year from the Effective Date, either Party shall be permitted to terminate this Agreement by delivering notice in writing which termination shall be effective on the last day of the month in which such notice is given.

2.6	HCB shall at all relevant times represent itself as the distributor for AXXESS in the Territory and not as an agent of AXXESS;

2.7	HCB and AXXESS shall comply with all legal requirements from time to time in force relating to the storage and sale of the Products as provided by AXXESS and HCB and pursuant to the regulatory authorities in the Territory. Upon no less than 48 (forty-eight) hours notice, AXXESS shall be permitted to enter upon the storage facilities of HCB to inspect. In the event AXXESS should find such storage facility in contravention with its instructions or the requirements of local regulatory requirements, AXXESS shall be permitted to provide notice to HCB to remedy such contravention(s) within seven (7) days of the date such notice is given failing which either party shall be permitted to terminate this Agreement forthwith, to seize the Products and to take all action against the other party to enforce the provisions hereof as are necessary.

3.0	Forecast-Order-Supply:

3.1	HCB shall provide to AXXESS, in writing, at the beginning of each quarter, its estimated supply requirements of the Products for the twelve (12) month period following the end of such quarter, broken down quarter by quarter (“Quarterly Forecasts”), of which the last three (3) Quarterly Forecasts shall be considered to be estimates only and not binding forecasts upon the parties. In the event that either party is in any way dissatisfied with the Quarterly Forecasts, HCB and AXXESS agree to work cooperatively to reach mutually agreeable Quarterly Forecasts. If, as the case may be, the parties cannot agree on Quarterly Forecasts, the parties agree that the last Quarterly Forecast approved by either party shall be considered the valid Quarterly Forecast until a mutually agreeable Quarterly Forecast is reached.

3.2	Firm orders shall be placed by HCB with AXXESS, specifying the quantity of Products ordered, the required delivery date and the shipping instructions, at a minimum of four (4) months prior to the required shipping date. In case a firm order exceeds substantially the prior forecast of estimated quarterly requirements as referenced under clause 3.1 hereof, AXXESS shall deliver, at a minimum, a quantity of the Products which represents the estimated quantity and propose a delivery date for the remaining quantity to HCB, the delivery date for total quantity.

3.3	AXXESS shall use its best efforts to execute such orders for the Products in accordance with the order specifications provided by HCB to Axxess.

3.4	Each party shall in respect of each order for the Products to be supplied hereunder be responsible for:

3.4.1	ensuring the accuracy of the order placed with the other party; and

3.4.2	shipping, marketing and distribution costs related to the sale of the Products in the Territory.

3.5	Upon receipt of an order from HCB, AXXESS shall, as soon as is practicable, provide HCB with an estimated delivery date.

3.6	Title to any of the Products delivered by AXXESS in fulfillment of any order placed by HCB, shall remain in the name of AXXESS until such Products comprising said order have been paid for in full by HCB, after which title shall pass to the HCB.

3.7	AXXESS shall, based on Quarterly Forecasts, hold adequate stocks of packaging components.

4.0	Price and Payment Conditions:

4.1	For a period of two (2) years commencing on the date of first firm order HCB shall, for the duration of this Agreement, buy the Products exclusively from AXXESS at the price as given in this Agreement hereto. Notwithstanding the above, in the event that production costs, market circumstances or governmental interference will necessitate a review of these prices both parties agree to re-discuss and if necessary adapt the supply prices by mutual arrangement, in such a manner that the Product will remain commercially acceptable to both Parties. If both Parties cannot come to an agreement on a revised price, either Party can terminate the Supply Agreement.

4.2	The current price as per Schedule I shall apply for one year. The prices are delivered duty paid (DDP – Incoterms 2010).

4.3	During the fourth quarter of each year, the parties shall negotiate and agree on the prices to be charged by the other party during the following calendar year. In absence of such agreement, the prices shall remain unchanged during the following calendar year.

4.4	All prices for the Products are exclusive of any applicable value added or any other sales tax, for which HCB will be additionally liable.

4.5	For the avoidance of doubt, prices shall be fully inclusive of all costs incurred by either party in the origination of designs for the Product.

4.6	Both Parties shall maintain at their respective head offices in their Territory proper books and records in relation to the matters set out in this Agreement and in accordance with generally accepted accounting principles. If necessary, either party shall be entitled during normal business hours and upon 48 (forty-eight) hours notice, to examine at its own expense such books and records, as long as they are related to this Agreement.

4.7	HCB shall provide a quarterly report to AXXESS, delivered within Thirty (30) days of the end of each quarter, a summary of each sale transaction in such quarter, including the name, address and contact information for each customer and the quantity of Products sold to each customer.

5.0	Regulatory Approval in Territory

5.1	HCB and AXXESS shall take all steps necessary to obtain regulatory approval for the distribution of the Products in the Territory. HCB shall bear the full cost of all regulatory, filing and other fees incurred by it in any way related to the TapouT branded products listed in Schedule “B” and specifically all costs associated with obtaining regulatory approval of the Products for distribution in the Territory as listed in Schedule ”A”.

5.2	AXXESS agrees to cooperate with and to use its reasonable best efforts to assist HCB in obtaining regulatory approval of the Products for distribution in the Territory.

5.3	Upon expiration of the Term or termination of this Agreement for any reason, the Parties agree that HCB shall transfer the corresponding regulatory approval of each Product to the party appointed by AXXESS to distribute the Products in the Territory. In the event that HCB has been authorized to sell the Product in the Territory for a period of less than Two (2) years, AXXESS hereby agrees to pay HCB for the consideration of such transfer the sum of Five Thousand United States Dollars (USD$5,000.00) for each regulatory approval so transferred or assigned.

6.0	Marketing of the Products:

6.1	HCB shall use its best efforts to promote the sale of the Products throughout the Territory.

6.2	In connection with the promotion and marketing of the Products, HCB shall; 6.2.1 advertise and promote the Products in the Territory, at its expense, spending no less than seven and a half percent (7.5%) of its annual net sales on various means of advertising and promotion; and

6.2.2	forward all advertising and promotion artwork to AXXESS for pre-approval, such approval not to be unreasonably withheld or delayed.

6.3	AXXESS hereby grants HCB an exclusive license in the Territory to use the trademarks, if any, related to the Products for the marketing, promotion and sale of the Products.

6.4	HCB may indicate, in signs, advertising, publicity, or other sales or marketing media or materials, that it is an authorised distributor of AXXESS’ Products.

7.0	Confidentiality and Non-Competition Covenants:

7.1	Each Party agrees to disclose, in its sole discretion, the Know-how and any other confidential information to the other Party.

7.2	The receiving Party agrees to accept such disclosure in strict confidence and agrees that it will not use, for its own benefit or for the benefit of others, nor disclose to anyone not in its employ or in the capacity of the Party’s professional advisers, except for the implementation and execution of this Agreement, any information related to such disclosure, except to the extent that any such information can be shown by such Party:

7.2.1	to be in possession or in the possession of its employee prior to such disclosure; or

7.2.2	is now or hereinafter becomes available as public knowledge or literature, through no fault of the receiving party, patented or otherwise; or

7.2.3	is received from an independent third party that, to receiving party’s knowledge, did not receive the information directly or indirectly from the disclosing party.

7.3	Each Party agrees not to disclose the Know-how and/or confidential information of the other Party to its employees, except to those requiring same for evaluation purposes related to such Party’s performance of its covenants and obligations provided in this Agreement.

7.4	The confidentiality obligations will remain in effect for Twenty (20) years following the date of expiry or termination of this Agreement for whatever cause.

7.5	Non-Competition Covenant

7.5.1	HCB and AXXESS shall not, during the Term, without the prior written consent of the other party, directly or indirectly, in any manner whatsoever, including, without limitation, either individually or in partnership or jointly, or in conjunction with any other person as principal, agent, shareholder, employee or in any other manner whatsoever, carry on or be engaged in a business that manufactures, distributes or sells products that are similar to the Products (a “Competitive Business”), or be concerned with or interested in or lend money to, guarantee debts or obligations of or permit its name or any part thereof to be used by any person engaged or concerned with or interested in a Competitive Business in the Territory.

7.5.2	HCB will not without the prior written consent of AXXESS, and for a period of five (5) years after the expiry or termination of this Agreement (i) divulge to any person the name of any customer or client of HCB that has purchased the Products (ii) knowingly solicit, interfere with or endeavour to entice away from AXXESS any customer, client or any person in the habit of dealing with HCB or in purchasing the Products from HCB; and (iii) interfere with or knowingly entice away or otherwise attempt to obtain the withdrawal of any employee of AXXESS. Notwithstanding anything provided herein, in no case shall this clause prevent a distributor of AXXESS subsequent to the termination of this Agreement under any circumstances to solicit business from customers of HCB that purchased the Products from HCB during the Term in relation to other products sold, distributed or manufactured by AXXESS as long as any such other products are not considered Competitive Business.

7.5.3	AXXESS may apply for or have an injunction restraining breach or threatened breach of the covenants herein contained, and HCB shall be liable to reimburse AXXESS for all losses, expenses, costs, damages and charges or any of them arising out of any failure of HCB to observe the covenants herein contained.

7.5.4	AXXESS will not, without HCB’s prior written consent, during the Term and for Five (5) years following the end of the Term or the date of earlier termination of this Agreement: (i) knowingly interfere with or endeavour to entice away from HCB any customer, client or any person in the habit of dealing with HCB; and (ii) interfere with or knowingly entice away or otherwise attempt to obtain the withdrawal of any employee of HCB. AXXESS shall be liable to reimburse HCB for all losses, expenses, costs, damages and/or charges arising out of any failure of AXXESS to observe its obligation herein. Notwithstanding anything provided herein, in no case shall this clause prevent a distributor of Axxess subsequent to the termination of this Agreement under any circumstances to solicit business from customers of HCB that purchased the Products from HCB during the Term.

8.0	Warranties and Liabilities:

8.1	Subject as herein provided, AXXESS warrants to HCB that;

8.1.1	all Products supplied hereunder will be of a satisfactory quality and will comply with any specifications agreed to between the Parties with respect to the Products.

8.1.2	it has the legal right to license the Products for distribution and sale throughout the world and specifically within the Territory.

8.1.3	it has the legal right to license the Intellectual Property related to the Products and is therefore authorized to grant the licenses herewith.

8.1.4	that all Products sold by it to HCB shall be in conformity with the official market authorisation in the Territory and free from defects in workmanship or materials.

8.2	In the event of any breach of AXXESS’s in clause 8.1 (whether by reason of defective materials, production faults or otherwise), AXXESS’s liability,

which shall be determined in accordance with sections 9.3 through 9.6 hereof,

shall be limited to;

8.2.1	the replacement of the Products in question at AXXESSs sole cost and expense; or

8.2.2	at AXXESS’s option, repayment of the purchase price or any portion thereof paid for the Products;

8.2.3      In the event that any Products or parts thereof shall prove not to be safe, in conformity with the official market authorisation in the Territory or to be defective in workmanship or materials within a period expiring on the date indicated on the package of the Products and provided the other party is immediately informed thereof, then either party shall replace the same without cost to the other party.

8.3	AXXESS and HCB agree to disclose any Safety Data to each other within the following time limits;

8.3.1	for all safety data not relating to Serious Adverse Drug Experiences within five (5) business days of receiving such Safety Data

8.3.2	for Safety Data relating to Serious Adverse Drug Experiences within three (3) business days of receiving such Safety Data

8.4	The content of such disclosure of Safety Data shall comply with all applicable regulations. Each Party shall promptly deliver to the other, all correspondence, which such party may receive from regulatory authorities in jurisdictions.

8.5	Each Party shall notify the other if it becomes aware of any claims, actions or suits, losses, liability costs or expenses alleged to be caused by or resulting from the use or consumption of the Product. AXXESS and HCB shall consult and co-operate to the extent possible in the defence of any such claims or suits negotiations pertaining hereto.

9.0	Shipping and Payment:

9.1	All shipments to HCB from AXXESS shall be EXW (Incoterms 2010) at the place of business of AXXESS or HCB as the case may be, Products shipped shall have a minimum of twenty-four (24) months shelf life or shelf life in accordance with local regulatory requirements as the case may be, remaining on the Product as of the delivery date of the Products.

9.2	HCB is required to make payment of one hundred percent (100%) of the purchase price for all Products on or prior to the release of the Products for shipment by AXXESS.

9.3	HCB shall inspect all deliveries of the Products on arrival. Any complaint regarding qualitative faults and/or quantitative shortcomings of the delivered Products (hereinafter “Deficiencies”) that are or should have been obvious at delivery by visual inspection made with reasonable care, shall be made in writing by HCB to AXXESS within two (2) business days after the receipt of the Products in their respective warehouses. If either party fails to notify the other party of Deficiencies within such period, the receiving party shall be deemed to have accepted the shipment and shall have no further right to claim that there were Deficiencies with such order, unless any defects are not obvious by visual inspection.

9.4	Each party shall notify the other party without delay of becoming aware of any defects in the Products that may not or would not have been obvious at delivery by visual inspection of such Products made with reasonable care.

9.5	Upon being notified of Deficiencies or any other defects by either party to the other party, either party shall have a representative from its office within Thirty (30) days to assess the Deficiencies or defects to determine the veracity of same and if it is so determined that such Deficiencies or defects are valid, and either party shall have Thirty (30) days thereafter to replace or apply a credit to the portion of the order that was faulty, free of charge to the other party, delivered EXW (Incoterms 2010) at the other party’s warehouse.

9.6	In the event that either party does not agree with the allegation of Deficiencies advanced by the other party, the parties hereto shall endeavour to resolve such dispute amicably and constructively between themselves. The Parties shall despite any such dispute at all times continue to honour their obligations pursuant to the terms and conditions of this Agreement. The Parties agree to submit their dispute to a third party laboratory who shall finally settle such dispute. The third party laboratory shall be a laboratory in Ontario which is mutually agreed upon by the parties acting reasonably.

10.0	Reimbursement by AXXESS

10.1	AXXESS shall reimburse HCB for:

10.1.1	Products withdrawn from the market (from customers) based on AXXESS’ decision;

10.1.2	Products for which HCB has compensated customers based on AXXESS’ decision;

10.1.3	Products withdrawn from the market based on the decision of any relevant authority.

In the event that HCB is required to withdraw the Product for any reason other than the fault of HCB within the first Two (2) year period of the Term, AXXESS shall pay the sum of Five Thousand United States Dollars (USD$5,000.00) for each Product so withdrawn. For the purpose hereof, a Product is withdrawn when its regulatory approval has been revoked and HCB is no longer able to market and sell the Product in the Territory.

11.0	Force Majeure:

11.1	If either Party is affected by Force Majeure it shall forthwith notify the other Party of the nature and extent thereof.

11.2	Neither Party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, by reason of any delay in performance, or non-performance is due to any Force Majeure of which it has notified the other Party; and the time for performance of that obligation shall be extended accordingly.

11.3	If the Force Majeure in question prevails for a continuous period in excess of Six (6) months, the Parties shall enter into bona fidae discussions with a view to alleviating its effects, or to agreeing upon such alternative arrangement as may be fair and reasonable. If no agreement is reached among the Parties, either Party may terminate this Agreement upon notice given to the other Party Fifteen (15) calendar days in advance of the effective date of termination.

12.0	Termination:

12.1	Either party shall be entitled forthwith to terminate this Agreement by written notice to the other Party, if:

12.1.1	the other Party commits any breach of any of its covenants or obligations provided in this Agreement, and in the case of a breach capable of remedy, fails to reach agreement to remedy the same within sixty (60) days after receipt of a written notice giving full particulars of the breach and requiring it to be remedied. If a breach is not capable of remedy, the notice shall be effective 30 (thirty) days after its receipt;

12.1.2	the other Party goes into liquidation, bankruptcy or any similar procedure, whether voluntarily or involuntarily;

12.1.3	the regulatory authorization enabling the production, marketing or sale of the Product is withdrawn or revoked by the regulatory agency governing same;

12.1.4	AXXESS is no longer able to manufacture and supply the Products; or

12.1.5	the other Party ceases, or threatens to cease to carry on business.

12.2	AXXESS shall have the right to terminate this Agreement if HCB should, in any twelve month period, fail to place orders with AXXESS equivalent to Eighty Percent (80%) of the cumulative quarterly forecasts which HCB provided to AXXESS for such period in accordance with clause 3.1 hereof such termination to be effective on the last day of the quarter following the quarter in which such notice was given.

12.3	AXXESS shall have the right to terminate this Agreement if AXXESS is dissatisfied with the cumulative Quarterly Forecasts of HCB for a twelve (12) month period, in which case termination shall be effective at the end of the twelve (12) month period following the date the notice of termination was delivered by AXXESS.

13.0	Consequences of Termination:

13.1	Upon termination of this Agreement for any reason, HCB shall:

13.1.1	have the right to sell out its remaining inventory of the Product then still in its possession during a period of up to one (1) year; and

13.1.2	immediately render adequate and final accounts to AXXESS with respect to any transaction under the present Agreement to which it has not yet rendered an accounting to AXXESS.

13.2	Upon termination of this Agreement that was due to AXXESS’ breach of this Agreement, AXXESS shall be required to buy back all or part of HCB’s inventory of the Products at HCB’s landed cost upon HCB’s request. HCB shall, at AXXESS’ cost, ship such inventory purchased back by AXXESS to AXXESS within ten (10) business days of HCB’s request. The payment for such inventory, and as the case may be, for shipping and handling of the Products, shall be made by AXXESS within ten (10) business days of receipt of the returned Products.

13.3	If termination of the Agreement is due to HCB’s breach of this Agreement, including but not limited to termination pursuant to clause 3.8, 12.1 and 12.2, then HCB shall have th right to sell any surplus inventory in its possession for a period of one quarter, upon which time any surplus inventory is returned to AXXESS free of charge.

14.0	Notices:

14.1	Any notice required under this Agreement shall be made in writing and sent by telefax followed by overnight courier to AXXESS and to HCB at their respective addresses. Notwithstanding the above, all correspondence with regard to the termination of this Agreement shall be by overnight courier. Notices by registered mail are deemed to be given Three (3) days of mailing. Notices by telefax shall be deemed to be given on the date on which such notices have been given.

15.0	Arbitration and Applicable Law:

15.1	This agreement is governed by the laws of the State of New York, United States of America The parties hereby exclude the applicability of the United Nations Convention on Contracts for the International Sales of Good, as in effect from time to time.

15.2	Any and all disputes arising out of or resulting from this Agreement shall be finally settled according to the Arbitration Rules of the International Chamber of Commerce by one arbitrator named in accordance to said Rules. The language that shall be used in the arbitration proceeding shall be English. The seat of arbitration shall be in New York City.

16.0	Entire Agreement:

16.1	This Agreement constitutes the entire agreement by and between the Parties hereto with respect to the transactions contemplated hereby, and supersedes all prior oral and/or written understandings and agreements relating thereto. Neither Party, nor any of its agents, has made any representations to the other which the Party intend to have any force or effect, except as specifically set forth herein. No waiver of the provisions hereof shall be effective unless in writing and signed by the Party to be charged with such waiver. No waiver shall be deemed a continuing waiver or waiver in respect of any subsequent breach or default, either of similar or different nature, unless expressly so stated in writing. This Agreement may not be modified or changed in any way, except in writing signed by both of the Parties hereto.

17.0	Severability:

17.1	If any term or provision of this Agreement shall be held to be invalid or unenforceable, all other clauses, sections or parts of this Agreement which can be effected without such term or provision shall remain in full force and effect and shall in no way be affected or impaired

IN WITNESS HEREOF, this AGREEMENT is executed by the Parties in duplicate originals.

FOR AND ON BEHALF OF AXXESS		FOR AND ON BEHALF OF HCB

/s/ Peter Daniel Bagi		/s/ Steve Ross
Peter Daniel Bagi
Steve Ross
President		Managing Director

Date:	March 18, 2014	Date:	March 18, 2014

SCHEDULE I

Products

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-	@	$__________

First Year Forecast